Exhibit 10.41
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of this 10th day of September 2002, by and between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.Landlord and Tenant entered into that certain Denver Place Plaza Tower Office Lease dated as of July 31, 2002 (the "Lease"), pursuant to which Tenant leased the premises (the "Premises'') deemed to consist of 81,189 square feet of rentable area located on the ninth (9th) through the twelfth (12th) floors of that building known as Denver Place Plaza Tower, located at 1099 - 18th Street, Denver, Colorado (the "Building").
B.Landlord has not delivered the Premises to Tenant by the Scheduled Commencement Date as contemplated by the Lease and Landlord acknowledges that if Tenant is unable to move into the Premises by on or about December 16, 2002, it will be unable to do so until on or about March 1, 2003.
C.Landlord and Tenant now desire to modify the provisions of the Lease pertaining to occupancy of the Premises, the determination of the Extended Rent Commencement Date, Landlord's payment of the Construction Allowance and other modifications of the Lease in the manner and form set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and conditions herein, Landlord and Tenant agree as follows:
Rent. Paragraph 2 of the Lease is hereby deleted in its entirety and replaced with the following:
2.    Base Rent. Except as modified by the Lease Term Agreement, the "Base Rent" to be paid hereunder shall be as follows:
(a)The period until the Extended Rent Commencement Date defined in subparagraph 3(g):
Zero dollars ($0.00)
(b)Balance of Term (from and after the Extended Rent Commencement Date through the last day of the 87th complete calendar month to occur after the Extended Rent Commencement Date):
$1,653,819.96 per annum payable in monthly installments of $137,818.33
All payments of Base Rent shall be paid in advance on or before the first day of each calendar month during the Term, in the monthly installments provided above. If the Extended Rent Commencement Date occurs on a date other than on the first day of a month, the Base Rent for the first month of the Term occurring after the Extended Rent Commencement Date shall be prorated, and the Base Rent for the portion of the month in which the obligation to pay Base Rent commences shall be paid on the first day of the calendar month following the month in which the Extended Rent Commencement Date occurs.

2.Completion of Premises.
(a)Subparagraph 3(f) of the Lease is hereby deleted in its entirety and replaced with the following:
(f)    Payment for Tenant Work. Tenant shall pay for all Tenant Work on or before the dates payments are due under the Construction Contract and/or any other contracts or agreements pertaining to the Tenant Work that are entered into by Tenant. Landlord shall provide an allowance for the payment of Tenant's out-of-pocket costs and expenses paid by Tenant to Tenant's Contractor, the Architect, material suppliers and/or other sources for the material, labor and services applied to the Tenant Work ("Tenant Costs") in an amount of up to Two Million Twenty-Nine Thousand Seven Hundred Twenty-Five and No/100 Dollars ($2,029,725.00) ("Construction Allowance"). Provided Tenant is not in default (beyond any applicable cure period) in the performance of its obligations under this Lease, Landlord shall pay or credit the Construction Allowance as follows: (i) twenty percent (20%) of the Tenant Costs not to exceed $405,945.00 shall be paid directly to Tenant within thirty (30) days after substantial completion of the Tenant Work; (ii) forty percent (40%) of the Tenant Costs not to exceed $811,890.00 shall be credited in six (6) equal credits against Base Rent for the first six (6) complete calendar months from and after the Extended Rent Commencement Date, and (iii) forty percent (40%) of the Tenant Costs not to exceed $811,890.00 shall be credited in twelve (12) equal credits against Base Rent for the seventh (7th) though eighteenth (18th)inclusive, complete calendar months from and after the Extended Rent Commencement Date. Notwithstanding the foregoing, Landlord shall not be obligated to pay or credit any portion of the Construction Allowance until ten (10) business days after Landlord has received reasonable evidence of Tenant's payment in full of all Tenant Costs, including, but not limited to copies of all invoices pertaining to the Tenant Work, and mechanic's lien waivers in form and content reasonably acceptable to Landlord executed by Tenant's Contractor, Architect and all subcontractors and suppliers performing any of the Tenant Work. In the event there are any claims in dispute pertaining to any Tenant Work, Landlord shall not be required to pay or credit the Construction Allowance unless and until all claims in dispute have been bonded over to the reasonable satisfaction of Landlord. If necessary in order to avoid a forfeiture of the Construction Allowance by Tenant, the time periods for paying or crediting the Construction Allowance set forth in clauses (i) through (iii) above will be extended in order to permit Tenant to satisfy the conditions precedent to Landlord's obligation to pay or credit the Construction Allowance as such conditions are set forth in this subparagraph 3(f). From time to time during the performance of the Tenant Work, Tenant may request that Landlord review and approve evidence.of Tenant's payment of Tenant Costs, including without limitation review of invoices and mechanic's lien waivers, and in that event Landlord will promptly advise Tenant in writing of its approval or disapproval, and the specific reasons for any disapproval will be stated in Landlord's response. The Construction Allowance may only be used for Tenant Costs. Tenant shall be permitted to include within Tenant Costs up to $405,945 of out-of-pocket costs and expenses paid by Tenant for (i) space planning the Premises, (ii) installation of telecommunication and data cabling at the Premises, and (iii) moving Tenant's furniture, equipment and other personal property into the Premises.
(b)Subparagraph 3(g) of the Lease is hereby deleted in the entirety and replaced with the following:
(g)    Delivery of Possession of Premises. Landlord shall cause all of the Premises to be delivered to Tenant for ( purposes of commencing the completion of the Tenant Work as soon as practicable, and the date of such delivery shall be referred to herein as the "Delivery Date". Tenant's rights and obligations hereunder with respect to the Premises, including, but not limited to, its obligations to pay the Base Rent, the Tax Adjustment and the Operating Expense Adjustment attributable to the Premises shall not commence until that date (the "Extended Rent Commencement Date") that is the earlier of (i) six (6) months after substantial completion of Tenant's Work, provided that if substantial completion of Tenant's Work does not occur within three (3) months after the Delivery Date solely as a result of Landlord Delay or Force Majeure delay, the occurrence of the Extended Rent Commencement Day will be postponed for one (1) day for each day completion of the Tenant Work has been delayed solely due to either a Landlord Delay or Force Majeure Delay and (ii) six (6) months after the date on which Tenant occupies any portion of the Premises for purposes of conducting its business operations. If the Delivery Date docs not occur on or before March 1, 2003, then Tenant shall have, as its sole remedy for Landlord's failure to deliver the Premises, the right to terminate this Lease provided written notice of Tenant's election to terminate is given to Landlord on or before March 15, 2003. Notwithstanding the foregoing provisions of this subparagraph 3(g), in the event the date of substantial completion of the Tenant Work occurs after December 16, 2002, but on or before February 28, 2003, then the Extended Rent Commencement Date shall be deemed to be that date which is the earlier of (i) six.(6) months after the date on which Tenant occupies any portion of the Premises for purposes of conducting its business operations and (ii) September 1, 2003.
3.Three (3) Month Extension Option and Holdover. Landlord and Tenant agree that if Tenant properly exercises the First Renewal option and/or the Second Renewal option as provided in Paragraph 30 of the Lease, then Tenant shall not be permitted to extend the Original Term or the First Renewal Term, as applicable, for the 3-Month Extension Term by virtue of the 3-Month Extension Option.
4.Hazardous Materials. Subparagraph 26(o)(i) of the Lease is hereby deleted in its entirety and replaced with the following:
(o)Hazardous Materials.
(i)The Landlord hereby represents that to the best of its knowledge, no Hazardous Materials (as defined below) are located in violation of applicable law within the Building or Parking Garage. In the event that Hazardous Materials arc located in the Building or Parking Garage not as a result of Tenant's acts, omissions or negligence, and any action is required to be taken under any Environmental Law (hereinafter defined), then Landlord upon becoming aware thereof will promptly give written notice to Tenant that identifies the Hazardous Materials and the actions required to be taken and Landlord will take such action mandated by applicable law to bring the Building and Parking Garage into material compliance with applicable Environmental Laws within thirty (30) days or such longer period of time as is reasonably necessary after the requirement arises and will provide reasonable evidence of such compliance to the Tenant; provided, however, in the event such compliance or registration cannot reasonably be completed or obtained within such thirty (30) days, the Landlord will not be in default hereunder provided the Landlord commences such corrective action within said thirty (30) days and diligently pursues the same to completion. Notwithstanding the foregoing, in the event the presence of Hazardous Substances (for reasons other than the violation of Tenant's covenants under subparagraph 26(o)(ii)) renders all or any portion of the Premises untenantable for seven (7) consecutive business days, then Rent payable hereunder shall abate commencing on the eighth (8th) business day of such untenantability in whole (if the entire Premises is untenantable) or in part (if only a portion of the Premises is untenantable) until the Premises are tenantable. For purposes of this subparagraph 26(o)(i),[A] in the event that more than seventy-five percent (75%) of any floor included in the Premises is untenantable, it shall be deemed that the entire floor is untenantable, but if more than fifty percent (50%) of any floor is included in the Premises is untenantable and Tenant is therefore unable to use the balance of such floor, then it shall be deemed that the entire floor is untenantable; and [B] if more than seventy-five percent (75%) of the Premises is untenantable, then all of the

Premises will be deemed untenantable. If the period of untenantability shall continue for one hundred twenty (120) days, then Tenant, by notice to Landlord prior to the end of the period of untenantability may.terminate this Lease.
5.Parking Agreement. In the event that the Delivery Date does not occur by November 4, 2002, and Tenant does not commence the operation of its business from any portion of the Premises prior to March 1, 2003, then Exhibit D to the Lease (the "Parking Agreement") shall be amended hereby to provide that (a) the monthly rental rate for unreserved Initial Parking Spaces shall be $85.00 per parking space during the first two (2) years of the Original Term, $125.00 per Initial Parking Spaces during the third (3rd) through and including the fifth (5th) year of the Original Term and thereafter at the monthly rates posted from time to time by the Operator; provided, however, that such rates shall not increase by more than five percent (5%) per annum on a cumulative basis based on the rate in the fifth year of the Lease in the amount of $125.00; and (b) the monthly rental rate for reserved Initial Parking Spaces shall be $100.00 per Initial Parking Space during the first two (2) years of the Original Tenn, $185.00 per Initial Parking Spaces during the third (3rd) through and including the fifth (5th) years of the Original Term and thereafter at the monthly rates posted from time to time by the Operator; provided, however, that such rates shall not increase by more than five percent (5%) per annum on a cumulative basis based on the rate in the fifth year of the Lease in the amount of $185.00. If Landlord delivers the Premises-to Tenant for purposes of commencing the completion of the Tenant Work on or before November 4, 2002, or if Tenant substantially completes the Tenant Work on or before December 16, 2002, then the Parking Agreement shall be and remain in the form set forth on Exhibit D to the Lease, without the modifications set forth in this paragraph.
6.Irrevocable Offer. This First Amendment shall have no force and effect until (a) itis executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord; provided, however, that except as stated below, upon execution of this First Amendment by Tenant and delivery to Landlord, such execution and delivery by.Tenant shall, for valuable consideration the receipt of which is hereby acknowledged, constitute an offer by Tenant to modify the Lease upon the terms and conditions set forth herein (which offer shall be irrevocable until September 18, 2002). By execution of this instrument, Tenant does not waive its right to require Landlord to deliver to Tenant with the mutually signed Lease and First Amendment, the executed Nondisturbance Agreements referred to in Paragraph 18(a) of the Lease.
7.Real Estate Broker. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this First Amendment by Agent as Landlord's agent and by Garth R. D. Tait, Broker, Ltd. ("Tait") as Landlord's subagent, and (ii) Tenant has been represented in connection with this First Amendment by The Staubach Company (Barry Dorfman, Joe Hollister and Ken Gooden) ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this First Amendment, made by any broker or finder (other than Agent, Tait and Staubach) who claim to have dealt with or communicated to Tenant in connection with this First Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, Tait and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this First Amendment, and agrees to indemnify, defend and hold Tenant harmless from and against any claims, for a commission or other compensation in connection with this First Amendment, made by any broker or finder who claim to have dealt with or communicated to Landlord in connection with this First Amendment provided that Tenant has not in fact retained such broker or finder.
8.Binding Effect. This First Amendment becomes effective only upon the execution by Landlord and Tenant.
9.Conflict. If there is any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall govern. Except as herein specifically set forth, all of the provisions of the Lease shall remain in full force and effect and be binding upon the parties hereto.
10.Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated.
11.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants and conditions of the Lease shall remain and continue in full force and effect as amended herein. If there is any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall govern.
12.Governing Law. The governing law of this First Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
13.Complete Agreement. This First Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
14.Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this First Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
15.Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment to Lease as of the date set forth above.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:Sept. 11, 2002	By: /s/ John C. Walter Executive Vice President (Title)